EXHIBIT 12 (cont'd.)

                       U S WEST Financial Services, Inc.
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in Thousands)

                                                 Three Months Ended
                                                   3/31/96    3/31/95
- ----------------------------------------------------------- ----------

Income before income taxes                          $1,300       $813
Interest expense                                     5,378      9,150
Interest factor on rentals (1/3)                        17         17
                                                 ---------- ----------
Earnings                                            $6,695     $9,980

Interest expense                                     5,378      9,150
Interest factor on rentals (1/3)                        17         17
                                                 ---------- ----------
Fixed charges                                       $5,395     $9,167

Ratio of earnings to fixed charges                    1.24       1.09
- ----------------------------------------------------------------------